SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the amendment No. 1 to the statement on Form 10-K of Double Eagle Holdings, LTD. and Subsidiary, of our report dated February 12, 2010 on our audit of the consolidated financial statements of Double Eagle Holdings, LTD. and Subsidiary as of September 30, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended September 30, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
February 22, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351